                                                FILED PURSUANT TO RULE 424(b)(2)
                                            REGISTRATION STATEMENT NO. 333-64750

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED AUGUST 7, 2001)

                               THE VIALINK COMPANY

             150 SHARES OF SERIES B CONVERTIBLE PREFERRED STOCK AND

              WARRANTS TO PURCHASE 2,500,000 SHARES OF COMMON STOCK

         You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

         AN INVESTMENT IN OUR SECURITIES INVOLVES SUBSTANTIAL RISKS. THESE RISKS ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 2 OF THE PROSPECTUS ACCOMPANYING THIS PROSPECTUS SUPPLEMENT.

         We are offering 150 Shares of our Series B Convertible Preferred Stock and shares of our common stock issuable upon conversion of the Series B Preferred Stock and a Warrant to purchase 2,500,000 shares of our common stock and the shares of our common stock issuable upon exercise of the Warrant to SDS Merchant Fund, L.P. ("SDS") pursuant to this prospectus supplement. The Series B Convertible Preferred Stock, par value $.001 per share (the "Preferred Stock"), is convertible into shares of our common stock in the manner, and upon the terms, provisions and conditions set forth in the Certificate of Designation of the Preferred Stock. The shares of our common stock offered to SDS are issuable upon exercise of a Warrant to purchase 2,500,000 shares of our common stock at an exercise price of $0.30 per share. The Series B Convertible Preferred Stock is initially convertible into common stock at $0.30, however the conversion price is subject to certain adjustments under the terms of the Certificate of Designation. The Purchase Agreement, Warrant and Certificate of Designation are being filed concurrently with this prospectus supplement on Form 8-K.

         Our common stock is quoted on the Nasdaq National Market under the symbol "VLNK." On November 6, 2001, the last reported sales price of our common stock as quoted on the Nasdaq National Market was $0.37 per share. On August 13, 2001 we announced that we received a letter from The Nasdaq Stock Market, Inc., pursuant to Nasdaq Marketplace Rule 4815 (b), containing a Nasdaq staff determination that we do not comply with the minimum market capitalization requirement for continued listing on The Nasdaq National Market. Our hearing before a Nasdaq Listing Qualifications Panel to appeal the staff determination occurred October 18, 2001. viaLink's common stock will continue to trade on The Nasdaq National Market pending the Panel's decision.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this prospectus supplement is November 7, 2001

                                TABLE OF CONTENTS


PROSPECTUS SUPPLEMENT                                              PAGE
General                                                             2
Recent Events                                                       2
Plan of Distribution                                                2

                                     GENERAL

         This prospectus supplement is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf process, we may offer up to $30,000,000 of our common stock from time to time in one or more offerings. This prospectus supplement provides specific information about the offering of $1,500,000 of our Series B Convertible Preferred Stock and common stock under the shelf registration statement, and updates information provided in the prospectus dated August 7, 2001. You should read both this prospectus supplement and the prospectus carefully.

         You should rely only on the information provided or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information. We are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates, regardless of time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock.

                                  RECENT EVENTS

         On August 20, 2001 we filed a Current Report on Form 8-K announcing further staff and expense reductions. We have recently, among other things, reduced our workforce by approximately 45 percent. On November 7, 2001, we filed a Current Report on Form 8-K, which includes, as exhibits, our agreements with SDS. Our Form 8-K's are incorporated by reference in this prospectus.

                              PLAN OF DISTRIBUTION

         The sale of our preferred stock and common stock covered by this prospectus supplement may be sold or distributed at any time or from time to time by the selling stockholders, their pledges, donees, transferrees or other successors in interest, in one or more transactions. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to the then current market price, in negotiated transactions, or at such other price as the selling stockholders may determine from time to time.



                                        2